Exhibit 10.42

Office DEPOT.

April 7, 2015

Steven M. Schmidt

1329 Thatch Palm Drive

Boca Raton, FL 33432

Re:	Change in Control Agreement

Dear Steve:

Reference is made to your Change in Control Agreement with Office Depot, Inc. (the “Company”) dated December 16, 2010, and the amendment thereto dated February 21, 2013 (together, the “CIC Agreement”).

An “Employment Period” (within the meaning of the CIC Agreement) was triggered by the completion of the merger of OfficeMax Incorporated with and into a subsidiary of the Company effective November 5, 2013 (the “OMX Employment Period”). You will become entitled to severance benefits pursuant to the CIC Agreement in the event that the Company terminates your employment with the Company other than for “Cause” (as defined in the CIC Agreement) or you terminate your employment with the Company for “Good Reason” (as defined in the CIC Agreement), in either case during the OMX Employment Period. The OMX Employment Period is currently scheduled to end on November 5, 2015. By letter dated January 6, 2014, the Company acknowledged that the relocation of your position as President, International from Boca Raton, Florida to Europe constituted “Good Reason” as defined in the CIC Agreement (the “Good Reason Event”) and that the Notice of Termination for Good Reason dated December 17, 2013, that you provided to the Company met the notice requirements of your CIC Agreement in connection with the Good Reason Event.

Due to the Company’s entry into the Agreement and Plan of Merger by and among the Company, Staples, Inc. and Staples AMS, Inc. dated as of February 4, 2015 (the “Merger Agreement”), it is in the best interest of the Company that you remain in your position with the Company while the transactions described in the Merger Agreement move forward. As a result, the Company hereby amends your CIC Agreement as follows:

1) The OMX Employment Period is extended indefinitely.

2) If the Company initiates the termination of your employment with the Company for any reason during the OMX Employment Period or you resign your employment with the Company for any reason during the OMX Employment Period (in either case, a “Qualifying Termination”), you will be entitled to the compensation and benefits set out in Section 6(a)(i) through (iv) of the CIC Agreement (the “Severance Benefits”). In particular, but not by way of limitation, you will be entitled to the pro rata target bonus specified in Section 6(a)(i)(A) of the CIC Agreement for the Company’s fiscal year in which the Qualifying Termination occurs in the event that the Qualifying Termination occurs prior to the last day of such fiscal year.

6600 North Military Trail     |     Boca Raton, FL 33496     |     T + 561.438.4800

3) Section 10 of the CIC Agreement is modified to read as follows in its entirety:

“10. Code Section 409A. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Code and the Department of Treasury regulations and other guidance thereunder (collectively, “Section 409A”) so as not to subject the Executive to the payment of interest and/or any tax penalty that may be imposed under Section 409A. To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Section 409A, (i) the provisions of this Agreement that provide for payment of such compensation that is triggered by the Executive’s termination of employment shall be deemed to provide for payment that is triggered only by the Executive’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (“Separation from Service”), and (ii) if, on the date of the Executive’s Separation from Service, the Executive is a “specified employee” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i) (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)) and to the extent the Company makes a good faith determination that payment of such compensation must be delayed to comply with Code Section 409A(a)(2)(B)(i), payment of such compensation that is triggered by the Executive’s Separation from Service shall be made on the first business day following the six (6) month anniversary of the date of such Separation from Service (provided, however, that if the Executive dies after the date of such Separation from Service, payment will be paid to the Executive’s estate in a lump sum without regard to the six-month delay that otherwise applies to specified employees). The Executive acknowledges and agrees that the Company has made no representation to the Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that the Executive is solely responsible for all taxes due with respect to such compensation and benefits.”

Except as provided herein, the terms and provisions of your CIC Agreement shall continue in full force and effect, including but not limited to the requirement set out in Section 6(e) of the CIC Agreement that you timely execute and not revoke a customary release and covenant-not-to-sue agreement as a condition to receiving the Severance Benefits.

Sincerely,

/s/ Roland C. Smith

Roland C. Smith

Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Steven M. Schmidt            4/7/15

Steven M. Schmidt

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